AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000
                                                      REGISTRATION NO. _________

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                CYBER CARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      FLORIDA                          65-0158479
          (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)           IDENTIFICATION NO.)

                      1903 SOUTH CONGRESS AVENUE, SUITE 400
                          BOYNTON BEACH, FLORIDA 33426
                                 (561) 737-2227
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


MICHAEL F. MORRELL               With copies to: JOEL D. MAYERSOHN, ESQ.
Cyber-Care, Inc.                                 Atlas, Pearlman, Trop &
1903 South Congress Ave.,                        Borkson, P.A.
Suite 400                                        350 East Las Olas Blvd.,
Boynton Beach, Florida 33426                     Suite 1700
(561) 737-2227                                   Fort Lauderdale, Florida
Telecopier: (561) 364-8291                       33301
                                                 (954) 763-1200
                                                 Telecopier: (954) 766-7800

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
   TITLE OF EACH
     CLASS OF                       PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
 SECURITIES TO BE    AMOUNT TO BE    OFFERING PRICE       AGGREGATE      REGISTRATION
     REGISTERED       REGISTERED        PER UNIT       OFFERING PRICE        FEE
---------------------------------------------------------------------------------------
Common Stock,
$.0025 par value
per share           18,355,763 (1)     $19.3125(2)     $354,495,673        $93,587

(1)Pursuant to Rule 416 under the Securities Act, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the securities.

(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") based on the average of the bid and asked closing price of the Common Stock, par value $.0025 per share (the "Common Stock") as reported on the NASDAQ SmallCap Market on February 8, 2000.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated February __, 2000

                                   PROSPECTUS

                                CYBER-CARE, INC.

                 THE RESALE OF 18,355,763 SHARES OF COMMON STOCK

The selling price for the shares of common stock will be determined by market factors at the time of their resale.

                                  THE OFFERING

This prospectus relates to the resale by selling shareholders of up to 18,355,763 shares of common stock. The selling shareholders may sell the stock from time to time in the NASDAQ SmallCap market at the prevailing price or in negotiated transactions. Of the shares offered:

   - up to 4,113,087 shares are issuable upon conversion of convertible debentures;

   -  5,812,615 shares of common stock issuable upon exercise of warrants; and

   -  8,430,061 shares of common stock previously issued.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we will receive proceeds from the exercise of warrants by certain selling shareholders.

                 This investment involves a high degree of risk.
               Please refer to Risk Factors beginning on Page 4.

The Securities and Exchange Commission and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense and should be reported immediately to the Securities and Exchange Commission by calling 1-800-SEC-0330.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
WHERE YOU CAN FIND MORE INFORMATION..................................      4
RISK FACTORS.........................................................      5
BUSINESS.............................................................     22
BUSINESS OPERATIONS..................................................     22
SELLING SHAREHOLDERS.................................................     26
AGREEMENTS...........................................................     31
PLAN OF DISTRIBUTION.................................................     32
DESCRIPTION OF SECURITIES............................................     33
LEGAL MATTERS........................................................     34
EXPERTS..............................................................     35

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." The SEC also allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file later with the SEC will automatically update and supersede this information. We will incorporate by reference the documents listed below and any future filings we make we will make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a) Annual Report on Form 10-KSB and 10-KSB/A for the fiscal year ended December 31, 1998.

(b)   Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

(c) Quarterly Report on Form 10-QSB and 10-QSB/A for the quarter ended June 30, 1999.

(d)   Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

(e) Current Reports on Forms 8-K and 8-K/A dated April 23, 1999, June 1, 1999, June 21, 1999 and June 25, 1999, July 20, 1999, July 21, 1999.

      You may request a copy of these filings, at no cost by writing or telephoning our chief financial officer at the following address: Cyber-Care, Inc., 1903 South Congress Avenue, Suite 400, Boynton Beach, Florida 33426 (561) 737-2227.

      EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PROSPECTUS UNDER "RISK FACTORS", IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR IN OUR FILINGS UNDER THE SECURITIES EXCHANGE ACT OF 1934, (THE "EXCHANGE ACT"), ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL FUTURE RESULTS OR TRENDS TO DIFFER MATERIALLY FROM FUTURE RESULTS OR TRENDS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE MOST SIGNIFICANT OF SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED IN THIS PROSPECTUS UNDER "RISK FACTORS" AND PROSPECTIVE INVESTORS ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS. UPDATED INFORMATION WILL BE PERIODICALLY PROVIDED BY US AS REQUIRED BY THE SECURITIES ACT AND THE EXCHANGE ACT. WE, HOWEVER, UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO SUCH FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

      This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making offers for the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

      The shares of our common stock being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire sum invested in the common shares. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risk actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our stock could decline, and you may lose all or part of your investment.

THE HEALTHCARE INDUSTRY IS SUBJECT TO EXTENSIVE LAWS AND REGULATIONS, WHICH COULD IMPAIR OUR ABILITY TO CONDUCT BUSINESS.

      The healthcare industry in general and the medical ancillary service business in particular is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, environment rules, pricing and reimbursement policies. Although we believe that our current operations comply with applicable regulations, we believe that the healthcare industry will continue to change, requiring us to modify our agreements and operations from time to time. While we believe that we will be able to structure our agreements and operations in accordance with applicable law, there can be no assurance that the subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect our business.

WE HAVE A HISTORY OF LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT.

      To date we have been unable to generate revenue sufficient to be profitable on a consistent basis. Consequently, the Company has sustained substantial losses. Net losses for the years ended December 31, 1997 and 1998 were $1,526,152 and $7,380,953, respectively. As of September 30, 1999, we had a working capital deficit of $5,987,122, as compared to a working capital surplus of $2,567,719 as of September 30, 1998. Accumulated deficit for the years ended December 31, 1997 and 1998 were $21,937,441 and $29,318,394, respectively. There can be no assurance that we will ever achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.

WE INTEND TO ACQUIRE VARIOUS COMPANIES, WHICH WILL SUBJECT US TO ALL OF THE RISKS ASSOCIATED WITH A GROWING COMPANY.

      We intend to grow through acquiring healthcare and e-commerce businesses. There can be no assurance that suitable acquisitions will be available or that acquisitions can be negotiated on acceptable terms, or that the operations of acquired businesses can be integrated effectively into our operations. Competition for suitable acquisition candidates is expected to be intense and many of our competitors will have greater resources than we have. Our failure to implement our acquisition strategy could have a material adverse effect on our financial performance and, moreover, the attendant risks of expansion could also have a material adverse effect on our business.

      One of our recent acquisitions, Cybercare, Inc., is in the research and development stage, had losses in prior years, will continue to have losses in 1999 and will require a significant amount of capital to bring its products and services to market. There can be no assurance that this company will be profitable in the future or that it can be successfully integrated into our operations. Our growth strategy will result in significant additional demands on our infrastructure, and will place a significant strain on our management, administrative, operational, financial and technical resources, and increased demands on our systems and controls.

Additional capital may be needed and there can be no assurance that we will be able to obtain sufficient resources to support Cybercare and future acquisitions and growth. The inability to continue to upgrade the operating and financial control systems, the emergence of unexpected expansion difficulties or failure to manage our proposed expansion properly could have a material adverse effect on our business, financial condition and results of operations. The laws and regulations applicable to financial arrangements in the healthcare industry are complex and may be subject to varying interpretations.

WE MAY NOT BE ABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Our ability to compete effectively in the medical e-commerce industry will depend on our success in developing and marketing our products and services and/or acquiring other suitable medical e-commerce businesses and protecting their proprietary technology, both in the United States and abroad. The patent positions of medical technology companies generally involve complex legal and factual questions. We currently have an exclusive license for one patent issued and one pending with regard to our e-commerce technology. We intend to file for additional patents under our license agreement on products for which we feel the cost of obtaining a patent is economically reasonable in relation to the expected protection obtained and has economic benefit. There can be no assurances that any patent that we apply for will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide any competitive advantage. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties, the expenditure of which we might not be able to afford.

      Although we have and will continue to enter into confidentiality and invention agreements with our employees and consultants, there can be no assurance that such agreements will be honored or that we will be able to adequately protect our rights to our non-patented trade secrets and know-how. Moreover, there can be no assurance that other individuals or entities will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Additionally, we may, from time to time, support or otherwise collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs conducted by us or such collaborators.

WE CANNOT GUARANTEE YOU THAT OUR PRODUCTS WILL BE FULLY DEVELOPED OR ACCEPTED BY THE MARKETS.

      Due to the early-stage development of our e-commerce products and services, no assurance can be given that these products or services can be developed into commercial products, manufactured on a large scale or be economical to market. Nor can there be any assurance that these products or services will achieve or sustain market acceptance. There is, therefore, substantial risk that our product and service development and commercialization efforts will not prove to be successful.

      There can be no assurance that physicians, medical providers or the medical community in general will accept and utilize our products and services. The extent that, and rate of which, these products achieve market acceptance and penetration will depend on many variables including, but not limited to, a timely penetration of the market, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of these products and services, the advantage of these products over existing technology, third-party reimbursements practices and our manufacturing, quality control, marketing and sales efforts. There can be no assurance that the medical community and third-party payors will accept our technology or services. Similar risks will confront any other products and services we develop in the future. Failure of our products and services to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

OUR LIMITED MARKETING AND SALES RESOURCES COULD PREVENT US FROM EFFECTIVELY MARKETING OUR PRODUCTS AND SERVICES.

      We have limited internal marketing and sales resources and personnel. In order to market any products and services we may develop, we will have to develop a marketing and sales force with technical expertise and distribution capability (or outsource such duties to independent contractors). There can be no assurance that we will be able to establish sales and distribution capabilities or that we will be successful in gaining market acceptance for any products or services we may develop. There can be no assurance that we will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to us, or at all, or that our marketing and sales efforts will be successful. Failure to successfully establish a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on our business, financial condition, cash flows, and results of operations. To the extent that we arrange with third parties to market our products or services, the success of such products and services may depend on the efforts of such third parties. There can be no assurance that any of our proposed marketing schedules or plans can or will be met. No material e-commerce product sales have been made to date.

THE NATURE OF OUR BUSINESS EXPOSES US TO PROFESSIONAL AND PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS.

      Our business and e-commerce technology exposes us to potential professional and product liability risks, which are inherent in such businesses and products. There can be no assurance that we will not be subjected to future claims and potential liability. While we plan to maintain insurance against professional and product liability and defense costs, there can be no assurance that claims against us arising with respect to our products or services will be successfully defended or that the insurance to be carried by us will be sufficient to cover liabilities arising from such claims. A successful claim against us in excess of our insurance coverage could have a material adverse effect on us. Furthermore, there can be no assurance that we will be able to continue to obtain or maintain liability insurance on acceptable terms.

THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      We will be dependent to a significant extent on the continued efforts and abilities of our Chairman, Michael Morrell, and other key employees. Notwithstanding our ownership of a one million dollar key-man life insurance policy on each of Mr. Morrell and our President, Mr. Paul C. Pershes, if we were to lose the services of either individual or other key employees before a qualified replacement could be obtained, our business could be materially adversely affected.

THE HEALTHCARE INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY BE ABLE TO EFFECTIVELY COMPETE.

      The healthcare industry in general and the market for medical services and equipment in particular, are highly competitive. We compete with companies that are larger in size and have access to considerably greater financial resources than we have. We compete by providing more personalized care to the patients they serve, as well as providing patient transportation and pharmaceutical delivery.

      The primary competitors for products produced by Cybercare are small, privately held companies and none has established a major market position as of this time. Key differentiators between Cybercare and its competitors lie primarily in the network architecture Cybercare has built to serve this market. Unlike our known competitors, Cybercare is unique in the automatic collection, transmission, and logging of vital signs measurements to a central database where the information can be viewed by a caregiver on a real-time basis or whenever necessary. Known competitive systems require the manual entry of information. We have a patented TCP/IP protocols for the transmission of medical data in a two-way interactive voice and video session between patients and caregivers.

      In our sleep lab business segment, there are no clear market leaders or major competition. Most of the independents are either labs in hospitals or physicians interested in sleep that have started labs as an adjunct to their local practice.

      Our air ambulance business has numerous smaller competitors with short-range aircraft, but has limited competitors with aircraft capability of performing international and, in particular, trans-Atlantic flights. Medjet in Alabama, Kalitta in Detroit and Sky Service in Toronto are the biggest competitors in the international market.

      In our rehabilitation business, there are numerous competitors larger in size than we are and which have access to considerably greater financial resources than we have.

      Our pharmaceutical business competes directly in the sale and delivery of prescription drugs to individuals living in adult living facilities. There are numerous competitors larger in size which have access to considerably greater financial resources. We rely primarily on reputation and service to market our services. Our inability to compete with our competitors could have a material adverse effect on our business.

WE HAVE NEVER PAID DIVIDENDS AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FUTURE.

      We have never paid dividends on our common stock and we do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested to assist us in furthering our business strategy.

SUBSTANTIALLY ALL OF OUR SHARES ARE ELIGIBLE FOR RESALE, WHICH MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET AND DECREASE THE CURRENT MARKET PRICE.

      There are currently 47,689,539 shares of our common stock outstanding, of which substantially all can be sold pursuant to Rule 144 or this registration statement. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of our common stock due to the potential increased number of publicly held securities. The timing and amount of sales of common stock that are currently eligible to be resold pursuant to Rule 144 or pursuant to this registration statement could have a depressive effect on the future market price of our common stock.

THERE IS ONLY A VOLATILE LIMITED MARKET FOR OUR COMMON STOCK.

      Recent history relating to the market prices of public companies indicates that, from time to time, there may be significant volatility in the market price of our securities because of factors unrelated, as well as related, to our operating performance. Factors such as announcements of new services to be provided by us or our competitors, government regulatory action, and market conditions for healthcare company stocks in general could have a significant impact on the future market price of our common stock.

WE ARE SUBJECT TO A SIGNIFICANT NUMBER OF HEALTHCARE INDUSTRY REGULATIONS AND RELATED REGULATIONS, WHICH, IF WE FAIL TO COMPLY WITH THEM, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS.

      We are subject to substantial potential liability resulting from a variety of possible causes, including breach of numerous healthcare laws, malpractice and product liability. While we currently are not a party to any regulatory action or material litigation, if any actions or lawsuits in the future are brought against us, such actions or lawsuits may have a materially adverse effect on us even if such lawsuits are without merit. Our attempt to minimize our potential liability through adherence to compliance procedures, effective case supervision and personnel recruitment procedures. We also carry a variety of insurance policies including policies insuring against certain negligent acts. There can be no assurance, however, that such insurance policies will adequately cover our losses resulting from liability, or that we will continue to qualify for, or be able to afford or obtain, insurance in the future. We currently maintain general and professional liability insurance for our operations in the single limit amount and aggregate annual limit amount of $60,000,000. There is no assurance that any potential claims will or will not exceed this limit.

      Our air ambulance transport business is subject to significant federal and international government regulations relating to airline safety, capital requirements, licensing, maintenance, scheduling, and similar aspects of our operations. Due to the nature of aircraft operations, applicable regulations and our policy, we incur substantial expenses associated with the maintenance of our aircraft fleet. Although we believe that our current operations comply with applicable regulations, there can be no assurance that the subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect our business.

      Our physical rehabilitation and sleep therapy business are subject to extensive federal and state regulations related to fee limitations, quality control requirements and accounting and cost tracking requirements. These operations are subject to periodic review and inspection of facilities, patient records and billing policies which, if the applicable regulatory agency finds deficiencies, may result in reduction or stoppage of reimbursements and/or fines and penalties. Additionally, these operations are subject to severe restrictions relative to referrals from and compensation to physicians as provided by the Federal Stark rules and Florida Self-Referral rules. Violations of any of these rules can result in penalties and fines and some cases criminal sanctions. See discussion relative to Federal Anti-Kickback Laws and Florida and Federal Self-Referral Laws.

      Our pharmacy business is also subject to extensive federal and state regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. Regulations in this area often require subjective interpretation, and we cannot be certain that our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of any of these regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines, which could adversely affect our operations.

      We are also subject to laws and regulations regarding homeopathic drugs, and we may face enforcement actions, lawsuits or claims asserting that we have not complied with these laws and regulations. As we expand our product and service offerings, more of our products and services will likely be subject to regulation by the FDA, which regulates drug advertising and promotion. Complying with FDA regulations is time consuming, burdensome and expensive, and could delay our introduction of new products and services.

      The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations. However, until these regulations become final, possible changes in these regulations could cause us to use additional resources and lead to delays as we revise our operations.

      Management of our Internet business believes that Cybercare's products will be subject to regulation by the Food and Drug Administration. We have filed for 510-K approval by the Food and Drug Administration. Since we use vital signs measuring devices which are already approved by the FDA, we believe that obtaining this approval for our products will be accomplished in 90-120 days from the time application was made in January 2000. Complying with FDA regulations is time consuming, burdensome and expensive, and we could be delayed or prevented from our introducing of our Internet products and services which would have a material adverse affect on our business.

WE RECENTLY ACQUIRED CYBERCARE AND ARE SUBJECT TO SUBSTANTIAL RISK RELATING TO THE INTEGRATION OF CYBERCARE'S BUSINESS AND OPERATIONS WITH OURS.

      The continuing successful operation of the businesses acquired in the Cybercare acquisition is largely dependent upon the retention of the key management personnel of Cybercare. Because the business acquired represents a diversification of our business functionally and geographically, the loss of any of the key management personnel from Cybercare could have an adverse effect on one or both of the businesses and upon the realization of the benefits anticipated from the Cybercare acquisition.

      In determining that the Cybercare acquisition is in our best interests, the Board of Directors has assumed the continuation of the business of Cybercare, and that such business can be assimilated into our operations with relative ease. Under the terms of the employment agreement with Mr. Haines, he will continue his management of the acquired operations in a largely autonomous manner and with minimal direct oversight by our Board of Directors and executive officers. The employment agreement is intended to provide consistent management of the acquired operations; however, the difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the acquired businesses may cause an interruption of, or a loss of momentum in, our business, which could have an adverse effect on the revenues and operating results of the combined companies. There is no assurance that we will be able to retain all key management and other operating personnel or that we will realize any of the other anticipated benefits of the Cybercare acquisition.

WE DEPEND ON REIMBURSEMENT FROM THIRD PARTIES FOR A SUBSTANTIAL PORTION OF OUR REVENUE.

      A substantial amount of our services are purchased by patients, managed care organizations and medical facilities which provide healthcare services to their patients. Such organizations, facilities or patients typically bill or seek reimbursement from various third-party payors such as Medicare, Medicaid, other governmental programs and private insurance carriers for the charges associated with the provided healthcare services. We believe that our market success will largely depend upon obtaining favorable contracts and receiving timely reimbursement for our products and services from such programs and carriers.

IF WE DO NOT RECEIVE, AND CONTINUE TO RECEIVE, REFERRALS FROM PHYSICIANS AND OTHER MEDICAL PROVIDERS, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

      A significant portion of our business depends upon, among other things, the efforts and success of the physicians, medical providers and others who refer patients and provide services to our businesses and the strength of our relationships with such physicians and other individuals and entities. Our business, financial condition and results of operations could be adversely affected by the failure of these physicians, medical providers and others to refer patients, maintain the quality of medical care or otherwise adhere to required professional guidelines.

      Our rehabilitation, sleep and pain businesses are dependent upon revenues received as a result of referrals made by physicians. We market each of the services in various methods, including customer and physician referrals, reputation in the community and third parties. We rely upon community reputation, customer referral, physician and other medical resource referrals. In addition, we have in place a three-tier service system that enters local communities and utilizes a screening program and an in-home lab program. We also rely upon independent brokers, personal contacts and healthcare provider referrals to approach new customers. We also staff exhibit booths at major industry-specific conventions to attract hospital groups, insurance companies, assistance companies and managed care organizations. We rely heavily on referrals to perform high-tech procedures. Most of the marketing for our mobile labs is based on our reputation in the medical community. There can be no guarantee that any physician will choose to refer patients to us. In addition, physicians affiliated with us may not, under certain circumstances, refer patients. In the event that, for any reason, physicians do not use the ancillary medical service businesses operated by us, such loss of patients could have a material adverse effect on our business, financial condition and results of operation. Furthermore, it is possible that third-party payors may refuse to approve referrals to ancillary medical care facilities owned by us, but rather require that such referrals be made to other facilities. Such a requirement could have a material adverse effect on our business, financial condition and results of the operations. Further, our physical rehabilitation companies derive a significant portion of their revenue from Medicare patients. Recent adjustments to Medicare's allowances with respect to rehabilitation services have significantly limited the amount of revenues that we may derive from services rendered to Medicare patients. There is no assurance that future changes to Medicare's reimbursement policy will not have a significant adverse effect on revenues derived from these sources.

WE MAY BE SUBJECT TO SUBSTANTIAL PENALTIES WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS IF WE FAIL TO COMPLY WITH THE FEDERAL ANTI-KICKBACK LAWS WHICH ARE VERY BROAD AND DIFFICULT TO INTERPRET.

      Federal law, 42 USC ss.1320a-7b (the "Anti-Kickback Law"), prohibits anyone from knowingly and willfully offering, paying, soliciting or receiving any remuneration in return for the referral of patients or other business that is paid for in whole or in part by a federal healthcare program including the Medicare and Medicaid programs, or in return for inducing a person to recommend purchasing, leasing or ordering items or services that are paid for, in whole or in part, by a federal healthcare program. The Anti-Kickback Law is very broad in scope and its provisions are not well defined by existing case law or regulation. Violations of the Anti-Kickback Law may result in substantial civil, criminal and/or administrative penalties under Federal and/or state law for individuals or entities. A violation of the Anti-Kickback Law is a felony punishable by a fine of up to $25,000 or imprisonment for up to five years, or both. A violation may also result in civil monetary penalties of up to $10,000 for each violation, plus three times the amount claimed, and exclusion from participation in the federal healthcare programs, including Medicare and Medicaid, as well as serve as the basis for a claim under the United States False Claims Act. Exclusion from participation in the federal healthcare programs, as well as the other sanctions available under federal and state law, if applied to us, would result in significant loss of reimbursement and would have a material adverse effect on us.

      The United States Department of Health and Human Services Office of the Inspector General ("OIG"), the federal agency with primary responsibility for enforcing the Anti-Kickback Law, has issued regulations that define relationships that are immune from prosecution under the Anti-Kickback Law (the "Safe Harbor" regulations). Each Safe Harbor includes a series of standards, all of which must be satisfied for a business or compensation arrangement to benefit from the protection offered by a specific Safe Harbor.

      Two of the Safe Harbors address investment interests held by parties who are in a position to refer patients or other business (1) in entities whose securities are publicly traded that have more than $50,000,000 in undepreciated net tangible assets, and (2) in those entities in which (a) no more than 40% of the value of the investment interests of each class of investors may be held by investors in a position to make referrals; (b) the terms of an investment interest offered to a passive investor in a position to make referrals must be no different than those offered to other passive investors; (c) the terms of an investment interest offer to an investor in a position to make referrals or generate business must not be based on the volume or value generated from the investor to the entity; (d) there is no requirement that a passive investor make referrals or generate business for the entity as a condition to remaining as an investor; (e) the entity's services or items must not be marketed to passive investors differently than non-investors; (f) no more than 40% of the entity's gross revenue may come from referrals or business generated by investors; (g) the entity must not loan or guarantee funds to an investor in a position to make referrals if used to obtain the investment interest; and (h) the amount of return to the investor must be directly proportional to the amount of capital investment. We believe an investment interest in us will currently satisfy the standards of this second Safe Harbor.

      Other Safe Harbors address the structuring of employment and personal services agreements. The employment safe harbor protects amounts paid by an employer to an employee who has a bona fide employment relationship with such employer, for the employment in the provision of items or services covered by a federal healthcare program. In order to be protected under the personal services safe harbor, independent contractor relationships, like our medical director agreements, must satisfy certain standards. These standards include the requirement that the aggregate compensation over the term of the arrangement must be consistent with the fair market value of the services being rendered and not determined in a manner that takes into account the volume or value of patient referrals or other business between the parties that is paid for, in whole or in part, by a federal healthcare program. We believe that we currently meet the requirements of both of these Safe Harbors.

      Notwithstanding our belief that it currently satisfies the investment interest, employee and personal services Safe Harbors to the Anti-Kickback Law, no assurance can be given that a federal agency charged with enforcement and/or interpreting the Anti-Kickback Law, or a private party, will not successfully assert a contrary position, or that future federal statutes, regulations, administrative interpretations and/or judicial decisions would cause an investor's referral to be prohibited, or result in the imposition of penalties on us or investors. Even the assertion of a violation could have a material adverse effect upon the financial condition and results of our operation. Further, in addition to complying with the Anti-Kickback Law, physician investors must also comply with both federal and Florida laws governing physician self-referrals discussed below.

      The OIG has adopted a procedure whereby it will provide guidance (an "Advisory Opinion") as to whether a party's participation in a particular business or compensation arrangement would be viewed as violating the Anti-Kickback Law. An Advisory Opinion is available to the participants in a business or compensation arrangement who are willing to disclose certain information to the OIG. An Advisory Opinion may be relied on only by the requesting party and is binding on the OIG only with respect to that transaction; provided, if the OIG later determines the requestor failed to disclose material information, the OIG will no longer be bound. A prospective investor should be aware that we do not intend to seek an Advisory Opinion regarding our compliance with the Anti-Kickback Law from the OIG.

WE MAY ALSO BE SUBJECT TO PENALTIES WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS IF WE FAIL TO COMPLY WITH THE FLORIDA AND FEDERAL SELF-REFERRAL LAWS.

      Florida's prohibition on self-referrals prohibits healthcare providers from referring patients, regardless of payment source (not just Medicare and Medicaid beneficiaries), for the provision of certain designated health services ("Florida Designated Health Services") to an entity in which the healthcare provider is an investor or has an investment interest. Under the Self-Referral Act, Florida Designated Health Services are defined as clinical laboratory, physical therapy, comprehensive rehabilitative, diagnostic-imaging and radiation therapy services. We plan to purchase and currently operate facilities that provide some or all of these Florida Designated Health Services. All healthcare products and services not considered Florida Designated Health Services are classified as "other health services." The Self-Referral Act also prohibits the referral by a physician of a patient for "other health services" to an entity in which that physician is an investor, unless (1) the physician's investment interest is in the registered securities of a publicly traded corporation whose shares are traded on a national exchange or over-the-counter market and which has net equity at the end of its most recent fiscal quarter in excess of $50,000,000; or (2) the physician's investment interest is in an entity whereby
(a) no more than 50% of the value of the investment interests in the entity may be held by investors who are in a position to make referrals to the entity; (b) the terms under which an investment interest is offered must be the same for referring investors and non-referring investors; (c) the terms under which an investment interest is offered may not be related to the investor's volume of referrals to the entity; and (d) the investor must not be required to make referrals or be in the position to make referrals to the entity as a condition for becoming or remaining an investor.

      Entities that meet either exception must also (1) not lend, or guarantee a loan, to an investor who is in a position to make referrals if the investor uses any part of that loan to obtain the investment interest, and (2) distribute profits and losses to investors in a manner that is directly proportional to their capital investment.

      The Self-Referral Act excludes from the definition of "referral" certain services provided by specific healthcare providers such as referrals by a cardiologist for cardiac catheterization services. We believe that physician investors that are cardiologists may refer patients to it for cardiac catheterization services because of this provision. There are, however, no assurances that the definition of what constitutes a referral will remain in place.

      The definition of referral also excludes services by a healthcare provider who is a sole provider or member of a group practice that are provided solely for the referring healthcare provider's or group practice's own patients. Physician investors cannot refer to us for Florida

Designated Health Services based upon this exception under the Self-Referral Act because we do not provide Florida Designated Health Services solely for the referring physician's or his or her group practice's own patients. So long as physician investors do not refer to us for Florida Designated Health Services, we believe we will be in compliance with the Self-Referral Act. Although we will have mechanisms in place to monitor referrals from physician investors, it is the responsibility of the physician investors to comply with the Self-Referral Act and there can be no assurances that physician investors will comply with such law. Violations thereof could adversely affect us, as well as result in regulatory action against us.

      The Self-Referral Act also imposes certain disclosure obligations on us and physician investors that are referring physicians. Under the Self-Referral Act, a physician may not refer a patient to an entity in which he or she is an investor, even for services that are not Florida Designated Health Services, unless, before doing so, the patient is given a written statement disclosing, among other things, the physician's investment interest in the entity to which the referral is made. The Self-Referral Act also imposes disclosure obligations on the entities to which physician investors refer patients. Appropriate disclosures will be required for physician investors. It is the responsibility of any referring physician investor to comply with such statutes, regulations and professional standards. However, this law may discourage certain physician investors from making referrals to us or encourage patients to choose alternative healthcare providers. In addition, the violation thereof could adversely affect us, as well as result in regulatory action against us.

      The Federal statute relating to self-referrals, 42 USC ss.1395 nn (the "Stark Law"), restricts the ability of a physician to refer patients for the furnishing of certain designated health services ("Designated Health Services") to healthcare entities when the physician (or immediate family member) has a financial relationship, directly or indirectly, with the entity receiving the referral. Moreover, the entity may not present or cause to be presented a claim or bill for the Designated Health Services, either to the Medicare or Medicaid programs or any other individual or third-party payor. The financial relationship may be either an investment interest (either equity or debt) or a compensation arrangement. Designated Health Services for purposes of the Stark Law include: (1) clinical laboratory services, (2) physical therapy services,
(3) occupational therapy services, (4) radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services,
(5) radiation therapy services and supplies, (6) durable medical equipment and supplies, (7) parenteral and enteral nutrients, equipment, and supplies, (8) prosthetics, orthotics, and prosthetic devices and supplies, (9) home health services, (10) outpatient prescription drugs, and (11) inpatient and outpatient hospital services.

      There are exceptions to the Stark Law that apply (1) to both ownership or investment interests and compensation arrangements, (2) only to ownership or investment interests, or (3) only to compensation arrangements. Our current structure will not meet any of the exceptions to permit a physician investor's referral for Designated Health Services. Therefore, physician investors cannot refer to us for Designated Health Services. Although we will have mechanisms in place to monitor referrals from physician investors, it is the responsibility of physician investors to comply with the Stark Law and no assurance can be given that physician investors will comply with such law.

      Two of the exceptions that protect only compensation arrangements are for employees and personal services and their requirements are similar to the Safe Harbor requirements discussed above. However, unlike the Safe Harbors to the Anti-Kickback Law, the exceptions to the Stark Law must be complied with fully. We believe we currently meet the requirements of both of these exceptions.

      Notwithstanding our belief that we currently are in compliance with the Stark Laws, no assurance can be given that a federal agency charged with enforcement and/or interpreting the Stark Law, or a private party, might not successfully assert a contrary position, or that future federal statutes, regulations, administrative interpretations and/or judicial decisions would cause an investor's referral to be prohibited, or result in the imposition of penalties on us or investors. Even the assertion of a violation could have a material adverse effect upon our financial condition and results of the operation.

      Violations of the Florida and Federal self-referral laws may result in substantial civil penalties and administrative sanctions for individuals or entities, including exclusion from participation in the Medicare and Medicaid programs, as well as the suspension or revocation of a physician's license to practice medicine and surgery in Florida. Such sanctions, if applied to us or any of our physician investors, would result in significant loss of reimbursement and could have a material adverse effect on us.

      An Advisory Opinion procedure similar to that discussed above and the Declaratory Statement procedure also are available for parties seeking guidance as to whether a specific transaction violates the Stark Law or the Self-Referral Act, as the case may be. Potential investors should be aware that we do not intend to seek the guidance available under either of these procedures.

      FAILURE TO PROPERLY SUBMIT CLAIMS FOR REIMBURSEMENT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. We are subject to numerous state and federal laws that govern the submission of claims for reimbursement to third-party payors, including state and federal healthcare programs (e.g., Medicare and Medicaid). These laws generally prohibit an individual or entity from presenting a claim (or causing a claim to be presented) for payment by Medicare, Medicaid or any other third-party payor that is false or fraudulent. The penalties available for violations of these statutes include substantial civil and criminal fines, imprisonment, exclusion from the federal healthcare programs and licensure revocation.

      One of the most prominent of these laws is the Federal False Claims Act, which may be enforced by the federal government directly, or by a qui tam plaintiff on the government's behalf. Under the False Claims Act, both the government and the private plaintiff, if successful, are permitted to recover substantial monetary penalties, as well as an amount equal to three times actual damages. The State of Florida has a similar statute that governs claims made to it. In recent cases, some qui tam plaintiffs have taken the position that violations of the Anti-Kickback Law and the Stark Law should also be prosecuted as violations of the Federal False Claims Act. We believe that we have procedures in place to ensure the accurate completion of claim forms and requests for payment.

      NEW LEGISLATIVE DEVELOPMENTS COULD RESULT IN FINANCIAL HARDSHIP. In addition, proposed legislation regarding healthcare reform has been introduced before many state legislatures. Any such reforms at the federal or state level could significantly alter patient-provider relationships. State and federal agency rule-making addressing these issues is also expected. No predictions can be made as to whether future healthcare reform legislation, similar legislation or rule-making will be enacted or, if enacted, its effect on us. Any federal or state legislation prohibiting investment interests in, or contracting with, us by physicians or healthcare providers for which there is no statutory exception or safe harbor would have a material adverse effect on our business, financial condition and results of operations.

      WE MAY BE UNDER MANAGED CARE CONTRACTS. There can be no assurance that we will be able to obtain managed care contracts. Our future inability to obtain managed care contracts in our markets could have a material adverse effect on our business, financial condition or results of operations. In addition, federal and state legislative proposals have been introduced that could substantially increase the number of Medicare and Medicaid recipients enrolled in HMOs and other managed care plans. We will derive a substantial portion of our revenue from Medicare and Medicaid. If such proposals are adopted, we may be unable to obtain contracts from HMOs and other managed care plans serving Medicare and Medicaid enrollees. Failure to obtain such contracts could have a material adverse effect on our business, financial condition and results of operations.

      HEALTHCARE LICENSING REQUIREMENTS MAY BE HIGHLY BURDENSOME. Although our mobile cardiac catheterization services generally are not subject to healthcare licensing requirements (we contract directly with hospitals), we must adhere to the same standards as the hospitals we contract with, including standards for sanitation, safety and personnel qualifications. We are also required to register our X-ray equipment and pay annual registration fees to state radiation control agencies. We believe that our cardiac catheterization operations are in compliance with applicable registration and hospital license requirements.

      We have recently suspended operations of our mobile cardiac catheterization business as a result of our catheterization labs failing to meet the guidelines for the licensing of catheterization labs as promulgated by the Agency for Health Care Administration ("AHCA"). We anticipate that our labs, which are presently undergoing improvements and changes, will again be operational by the end of 1999 and that the cost of such improvements and changes will not exceed $100,000 per lab. Once the improvements and changes are completed, the labs will be subject to AHCA's inspection before the labs may be operated. In addition, each provider site must be inspected by AHCA to ascertain whether or not such site meets the AHCA guidelines.

All of our customers may not satisfy AHCA's requirements thereby allowing us to generate revenues. Such loss of revenues over an extended period of time will have a significant adverse impact on our earnings.

      REGULATORY LIMITATION ON FEE-SPLITTING AND THE CORPORATE PRACTICE OF MEDICINE COULD AFFECT OUR OPERATIONS. The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians) and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Our business operations have not been the subject of judicial or regulatory interpretation; thus, there can be no assurance that review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change so as to restrict our existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit our expansion into such jurisdictions if we are unable to modify our operational structure to conform with such regulatory framework.

      A determination in any state that we are engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any management agreement between us and a practice located in such state unenforceable or subject to modification, which could have a material adverse effect on us. Regulatory authorities or other parties may assert that we are or a practice is engaged in the corporate practice of medicine in such states or that the management fees paid to us by the managed practices constitute unlawful fee-splitting or the corporate practice of medicine. If such a claim were asserted successfully, we could be subject to civil and criminal penalties, managed physicians could have restrictions imposed upon their licenses to practice medicine, and we or the managed practices could be required to restructure their contractual arrangements. Such results or the inability of us or the managed practices to restructure our relationships to comply with such prohibitions could have a material adverse effect on our financial condition and results of operations.

      CHANGES IN PAYMENT FOR MEDICAL SERVICES COULD HARM OUR BUSINESS. We believe that trends in cost containment in the healthcare industry will continue to result in a reduction in per-patient revenue for our practices. The federal government has implemented, through the Medicare program, the RBRVS payment methodology for physician services. The RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain procedures historically performed by our physicians. There can be no assurance that any reduced operating margins could be recouped by us through cost reductions, increased volume, introduction of additional procedures or otherwise. Rates paid by non-governmental insurers, including those that provide Medicare supplemental insurance, are based on established physician, ambulatory surgery center and hospital charges, and are generally higher than Medicare payment rates. A change in the makeup of the patient mix of our practices as well as the medical practices under our management that results in a decrease in patients covered by private insurance or a shift by private payors to RBRVS or similar payment structures could adversely affect our business, financial condition or results of operations.

      CERTIFICATE OF NEED. Some states, including Florida, require a "certificate of need" prior to the acquisition of medical equipment or provision of cardiac catheterization services by hospitals. In Florida, a certificate of need is required for cardiac catheterization services only if the hospital wishes to provide such services to in-patients. Typically, obtaining a certificate of need approval is a costly and lengthy process, and may involve adversarial proceedings brought by competing facilities. The hospital or healthcare provider, rather than the Company, must apply for and obtain the certificate of need, where required. As a result, we are unable to control or accurately predict whether and how many potential customers will obtain certificate of needs. Our ability to provide cardiac catheterization services to hospitals and healthcare providers is dependent upon those entities obtaining a certificates of need for such services.

      PATIENT BROKERING ACT. Florida also has a criminal prohibition regarding the offering, soliciting, or receiving of remuneration, directly or indirectly, in cash or in kind, in exchange for the referral of patients (the "Patient Brokering Act"). One of the exceptions to this prohibition is for business and compensation arrangements that do not violate the Anti-Kickback Law. Accordingly, so long as we are in compliance with the Anti-Kickback Law, then we will be in compliance with the Patient Brokering Act.

                                    BUSINESS

      GENERAL. Cyber-Care, Inc. was incorporated in September 1989 in the State of Florida. Our name was changed in August 1999 as a result of the acquisition of Cybercare, Inc. and our entry into the medical e-commerce business. Our principal executive offices are located at 1903 S. Congress Ave., Suite 400, Boynton Beach, Florida 33426 and our telephone number is (561) 737-2227.

      Our active subsidiaries include: Cybercare, Inc, Pharmacy Care Specialists, Inc., Your Good Health Network, Inc., Air Response North, Inc. and our two other air ambulance subsidiaries and Tallahassee Sleep Disorders, Inc.

      We are in the business of developing, owning and operating integrated medical delivery services by providing diversified medical technologies and operating physical, occupational and speech therapy, sleep apnea, diagnostic and treatment services, pharmaceutical services and international air ambulance transport services. We also own and are developing an Internet-based solution and interactive system that provides products and services to support remote delivery of care, patient monitoring and education to the U.S. healthcare market.

                               BUSINESS OPERATIONS

      E-COMMERCE BUSINESS. In August 1999, we acquired CyberCare, Inc., a privately held Georgia corporation, which is developing an Internet-based solution and interactive system that provides products and services to support remote delivery of care, patient monitoring and education to the U.S. healthcare market. Cybercare's executive offices are located in Atlanta, Georgia as a wholly owned subsidiary of the Company.

      OVERVIEW OF CYBERCARE. Cybercare is a development-stage Internet-based solution and interactive company that intends to develop, manufacture, operate and sale Internet-based technology and interactive system for use in assisting in disease management. This technology support's services to support remote delivery of care, patient monitoring and education to the U. S. healthcare market. Cybercare's initial product system has been targeted specifically for the high-cost, chronically ill patient population. Management believes that preventive services for this patient population is an untapped $4 billion market segment in the United States alone. We believe that our expertise in providing services to payors and managed care companies combined with CyberCare's Internet connectivity technology will allow us to link patients directly to healthcare professionals.

      DESCRIPTION OF CYBERCARE. In January 1996, the Willow Group was formed by John Haines for the purpose of developing and marketing telemedicine solutions and technologies. In September of 1997, the Willow Group acquired rights to technologies which had been developed by the Georgia Institute of Technology and the Medical College of Georgia for monitoring chronically ill patients in their homes. The Willow Group was then incorporated as Cybercare, Inc. in October of 1997 in the State of Georgia.

      As our wholly owned subsidiary, Cybercare will continue to develop, refine produce and market of its key technologies for monitoring chronically ill patients in their homes. Cybercare expects to achieve operational efficiencies through the synergy with the Company and the Company's existing relationships with insurance companies and other payors.

      MATERIAL AGREEMENTS. The technologies which Cybercare uses in its business are licensed to Cybercare pursuant to an exclusive license agreement with Georgia Tech Research Corporation and the Medical College of Georgia. This license agreement gives Cybercare exclusive worldwide rights to the intellectual property developed by the universities for tele-homecare and also gives rights to tele-homecare technologies that may be developed by the universities in the future. This license agreement further provides for certain royalty payments to the universities and establishes a granting of stock as compensation for the license agreement. In addition, this license agreement provides for ongoing research and development support by the universities for Cybercare' activities.

      Cybercare also has a joint marketing agreement with Nortel Networks, Inc., which provides for Nortel sales personnel to bring sales leads to Cybercare and to work jointly to close Cybercare business with Nortel prospects. Cybercare has a distribution agreement in place with Healthlink Group, LLC, which provides for Cybercare equipment and services to be marketed by Healthlink Group for use in assisted living facilities in designated markets and subject to Healthlink Group attaining certain performance objectives. Cybercare also has a letter agreement in place with the Mayo Clinic of Jacksonville, Florida for provision of Cybercare services in support of tele-medicine projects in Florida.

      DESCRIPTION OF MATERIAL PRODUCTS. Cybercare's initial product is the care management system, which has two major components: the patient module and the caregiver module. The patient module consists of a multimedia personal computer with video conferencing capability in a very simple touch-screen user interface. The patient module also includes interface drivers and medical devices which are used by the patient to automatically collect vital diagnostic information, including weight, temperature, blood pressure, ECG, heart and lung sounds (electronic stethoscope), blood oxygen level, pulse rate, blood sugar levels, etc. Vital sign information collected by the patient module is automatically recorded in an electronic patient record maintained by the system within the network. The caregiver module is also a personal computer-based application with specialized software to permit a doctor or nurse to monitor a patient's vital signs information and communicate directly with those patients. Both modules function together so that measurement devices may be controlled from either end and results are automatically collected, charted, and maintained for permanent records. Tentatively scheduled for delivery in late 1999, the patient module is being repackaged into a small, portable unit called the personal care management system which a nurse can hand carry into a patient's home for connection to standard telephone lines or other network interfaces. In addition, Cybercare plans to provide network services to link these patients together into a common environment, where resources can be made available 24 hours a day seven days a week whenever the patient needs assistance.

      OUR OTHER PRIMARY BUSINESSES.

      AIR AMBULANCE TRANSPORT. We are taking advantage of what our management believes is the growing air ambulance industry through our subsidiaries, Air Response North, Inc., Global Air Rescue, Inc. and Global Air Charter, Inc. Through these subsidiaries, we offer national and international fixed-wing air ambulance transport services to ill, injured or otherwise incapacitated persons requiring relocation and possible emergency medical care during flight. Circumstances requiring our transport services include the relocation of patients requiring specialized medical procedures such as organ transplants, cancer treatment, specialized cardiac surgery, burn care, stroke care and advanced brain and spinal cord surgery, as well as transportation to hospitals and medical facilities recognized nationally for excellence in their respective fields.

      Based in Denver, Colorado, our air ambulance transport companies maintain an aircraft fleet which includes 15 owned and two leased aircraft. Air Response has the competitive advantage generated by the long-range capabilities of its Model 36 Learjets offering worldwide, intercontinental response capabilities. It also has the added advantage of an in-house maintenance team, providing expedient flight readiness equipped with state-of-the-art medical equipment including the lifeport stretcher system, oxygen, suction pumps, compressed air and a 1500 watt AC inverter.

      PHYSICAL, OCCUPATIONAL AND SPEECH THERAPY CENTERS. We acquired Your Good Health Network, Inc. effective October 16, 1998. Your Good Health was founded in April 1997 by four individuals, three of whom founded and managed a similar company which went public and was subsequently acquired by a much larger NYSE company. The business objective of Your Good Health is to provide physical, occupational, speech therapy and pain rehabilitation services. Your Good Health intends to develop business operations within specific geographic locations which can create synergies and operating efficiencies and satisfy the cost containment requirements of significant payor sources.

      Your Good Health currently owns and operates 49 rehabilitation and therapy clinics and two physician sites in Boynton Beach and North Palm Beach, Florida. Your Good Health currently has a total of approximately 100 people, including nine employees in its corporate office providing management and administrative services through a staff leasing company. Each physical therapy clinic typically has three staff, including two fully licensed therapists and an administrative secretary/rehabilitation aide. Physician offices typically have a staff of four, including a medical assistant, nurse, technician and clerical aide.

      Your Good Health services include: specialty programs like pain management, coupled with traditional services such as primary care, orthopedic and neurological physician services and comprehensive rehabilitation. These services allow Your Good Health to be a unique healthcare provider. The physicians' component is focused on specialized clinical programs that complement the company's rehabilitation services. Your Good Health strategy is to provide services which are less reliant upon governmental reimbursement and to diversify its payor sources to more of a fee-for-service basis. Your Good Health is focused to be minimally reliant upon managed care payors.

      CAROLINA REHAB. Effective on August 1, 1999, the Company acquired all issued and outstanding shares of Carolina Rehab, Inc. and Outreach Programs, Inc. ("Carolina") in exchange for shares of Cyber-Care, Inc., to be paid in three installments in accordance with "earn-out" provisions as follows:

The first installment will be paid to the former shareholders of Carolina in Cyber-Care shares in an amount equal to the pre-tax net profits of Carolina calculated in accordance with generally accepted accounting principles ("GAAP"), times three. Fair market value of each share, for purposes of the first installment payment, shall be $1.25 per share. The second and third installments will be paid in Cyber-Care shares equal to the incremental increase in profit, times three. Fair market value of each share, for purposes of the second and third installments, shall be the ninety day trailing average of the stock prices as of the last trading day of the second and third periods.

Carolina is a Medicare certified Comprehensive Outpatient Rehabilitation Facility ("CORF") providing physical, occupational and speech therapy services in with numerous locations throughout Florida.

      SOUTHEAST MEDICAL. Effective on August 1, 1999, the Company, through its wholly-owned subsidiary, YGHN Acquisition Company I, Inc., acquired all issued and outstanding shares of Southeast Medical Centers, Inc. ("Southeast") in exchange for shares of Cyber-Care, Inc., to be paid in three installments in accordance with "earn-out" provisions as follows:

      Three installments will be paid in common stock of Cyber-care in an amount equal to Southeast's pre-tax net profits calculated in accordance with GAAP, for each of the three years ending July 31 following the effective date of the acquisition. Fair market value of each share, for purposes of the first installment, shall be the ten day trailing average of the stock price as of the effective date of the acquisition but not to exceed $400,000. Fair market value of each share, for purposes of the balance of the first installment in excess of $400,000, if any, and for the second and third installments, will be the ten day trailing average of the stock price as of the delivery date.

   Southeast provides physical therapy and other health care services with numerous locations in South Florida.

      PHARMACEUTICAL SERVICES. We acquired Pharmacy Care Specialists, Inc. in April 1998. Pharmacy Care Specialists is a closed network pharmacy employing approximately 50 individuals with its principal place of business in Lakeland, Florida. Pharmacy Care Specialists provides unit-dosed medications to over 2,500 residents in assisted-living facilities across Florida. Pharmacy Care Specialists delivers medications to the facilities, provides training workshops and does third-party billing. The future of the pharmacy industry is in a transitional phase. We believe the area with potential for growth is in the adult living facility, mail order and Internet pharmacy services. The insurance industry has, in recent years, expanded its involvement with mail order pharmacies. In essence, many insurance companies are requiring their policyholders to order, by mail, their medications from an approved, contracted pharmacy. This allows them to control expenses by stipulating the amount each medication will be sold for, thus allowing them to increase their profit margin. Realizing this, Pharmacy Care Specialists has targeted its marketing efforts to accelerate the adult living facility and mail order business. As the population ages and expands and many of these older individuals relocate to Florida, the market for pharmaceuticals to assisted-living facilities and nursing homes increases as does the direct-mail pharmacy market.

      HELP INNOVATIONS. We acquired, effective November 15, 1999, patents, products and key personnel from Help Innovations, Inc. for ($5,000,000) five million dollars in common stock priced at $3.75 per share. Help Innovations owns a library of computerized disease management protocols that will assist CyberCare Technologies delivery of services via the Internet. Help Innovations is located in Lawrence, Kansas additionally owns patented technology, which will compliment the CyberCare Technology Line of products.

      SLEEP CENTERS. Through our indirect wholly owned subsidiary, Tallahassee Sleep Disorders, Inc., we offer sleep and disordered breathing diagnostic programs to physicians and hospitals. We use the latest diagnostic equipment along with the proprietary DataSmart screening program, involving screening, home testing and testing in a complex lab. The majority of patients suffering from sleep disorders have obstructive sleep apnea and snoring. It is estimated that 40 million people suffer from sleep apnea and that 95% of these cases go undiagnosed and untreated. In the past several years, sleep center studies have been increasing by approximately 25% per year as technology and testing programs are improved. Most of the studies to date have been performed by hospitals and smaller, independent companies.

                              SELLING SHAREHOLDERS

      The following table sets forth certain information with respect to the selling shareholders as of January 30, 2000. The selling shareholders are not currently affiliates of ours, and have not had a material relationship with us during the past three years. The selling shareholders are not or were affiliated with registered broker-dealers.

                                      BENEFICIAL
                                     OWNERSHIP OF      MAXIMUM NUMBER    AMOUNT AND PERCENTAGE
                                     COMMON STOCK       OF SHARES OF     OF COMMON STOCK
                                        AS OF           COMMON STOCK     AFTER THE SALE
        NAME                       JANUARY 31, 2000   OFFERED FOR SALE       NUMBER       %
--------------------------------   ----------------   ----------------   --------------  ---
HELP Innovations, Inc. .........      333,500         333,500               0            --
Trifina Finanz .................      147,087(1)      147,087(1)            0            --
Roger B. McOmber ...............      150,000(1)      150,000(1)            0            --
Clyde Smith McGregor ...........      300,000(1)      300,000(1)            0            --
Jonathan Old III ...............      150,000(1)      150,000(1)            0            --
David Palaia ...................       75,000(1)       75,000(1)            0            --
Anthony Tang ...................      150,000(1)      150,000(1)            0            --
KAV Associate NV Amsterdam .....      150,000(1)      150,000(1)            0            --
CDLM - Weiss Associates ........      150,000(1)      150,000(1)            0            --
Jonathan Old III ...............      390,000(1)      390,000(1)            0            --
Angela C. Sabella ..............      390,000(1)      390,000(1)            0            --
Anthony M. Tang ................      260,000(1)      260,000(1)            0            --
Fredrik C. Schreuder ...........      260,000(1)      260,000(1)            0            --
James C. Sullivan ..............       75,000(1)       75,000(1)            0            --
Doug Hannink ...................       32,500(1)       32,500(1)            0            --
Paul A. Bornstein ..............       32,500(1)       32,500(1)            0            --
Douglas Moore & Laurie
  Moore, JTWROS ................       65,000(1)       65,000(1)            0            --
David J. Prentiss ..............       32,500(1)       32,500(1)            0            --
Robert J. Rosan ................       65,000(1)       65,000(1)            0            --
William B. Armitage Trust ......       65,000(1)       65,000(1)            0            --
Harmonious Lineage
  Investments, LLC .............       65,000(1)       65,000(1)            0            --
Derek Speirs ...................       65,000(1)       65,000(1)            0            --
Denno Family Ltd. Prtshp .......       65,000(1)       65,000(1)            0            --
Harry S. Scaling ...............       65,000(1)       65,000(1)            0            --
Richard D. Green ...............       97,500(1)       97,500(1)            0            --
Clyde Smith McGregor ...........       65,000(1)       65,000(1)            0            --
Klas & Anette Lifors ...........       32,500(1)       32,500(1)            0            --
Thomas F. Barmann &
  Christine C. Barmann JTWROS ..       32,500(1)       32,500(1)            0            --
Charles H. Carmouche ...........       32,500(1)       32,500(1)            0            --
Alan K. DerKazarian ............       65,000(1)       65,000(1)            0            --
Ruth Moore Trustee of the
  Moore bypass Trust
  Created 6-15-89...............       32,500(1)       32,500(1)            0            --
William A. Petrick .............       32,500(1)       32,500(1)            0            --
Thomas Stark III ...............       26,000(1)       26,000(1)            0            --
J. Robert Dille ................       32,500(1)       32,500(1)            0            --
Pedagogue Trust ................       32,500(1)       32,500(1)            0            --
Donald W. Breech ...............       32,500(1)       32,500(1)            0            --
Paul S. Lee ....................       65,000(1)       65,000(1)            0            --
Anthony Tang ...................      130,000(1)      130,000(1)            0            --
Arnold Curnyn ..................       97,500(1)       97,500(1)            0            --
James E. Heavner ...............       32,500(1)       32,500(1)            0            --

Nellie Green ...................       32,500(1)       32,500(1)            0            --
Peter A. Massaniso .............       65,000(1)       65,000(1)            0            --
Ponte Vedra Partners Ltd. ......       65,000(1)       65,000(1)            0            --
Michael Engdall ................       32,500(1)       32,500(1)            0            --
Kas Stichting Bewaaerbedrijf1 ..       62,500(1)      162,500(1)            0            --
Barend H. Steenhuis ............       65,000(1)       65,000(1)            0            --
The Daniel Lee and Lisa Sue
  Lee Trust of 1982 (restated) .       65,000(1)       65,000(1)            0            --
Donald Breech MD, PA,
  Profit Sharing Plan ..........       32,500(1)       32,500(1)            0            --
ING Baring Private Bank F/B/O
  Mandersloot and van Oven
  B.V., a corporation ..........      227,500(1)      227,500(1)            0            --
Holloway Playforth Archer
  Nighbert Profit Sharing Trust        65,000(1)       65,000(1)            0            --
Mike Daugherty .................       32,500(1)       32,500(1)            0            --
Edwin J. Nighbert ..............       32,500(1)       32,500(1)            0            --
Alan Chang .....................      130,000(1)      130,000(1)            0            --
Jeff Spetelnick ................       32,500(1)       32,500(1)            0            --
BSI Limited ....................      225,000(1)      225,000(1)            0            --
Rosario S. Ilacqua .............       65,000(1)       65,000(1)            0            --
David M. Palaia ................       32,500(1)       32,500(1)            0            --
William Kapner .................       32,500(1)       32,500(1)            0            --
Dr. Eric Spellman ..............       32,500(1)       32,500(1)            0            --
Giovanni Trivella ..............       32,500(1)       32,500(1)            0            --
New Master Investments Limited .       65,000(1)       65,000(1)            0            --
Anthony Tang ...................      195,000(1)      195,000(1)            0            --
ING Baring Private Bank F/B/O
  Aufdemstein ..................       65,000(1)       65,000(1)            0            --
ING Baring Private Bank F/B/O
  Elizabeth Frazer .............       32,500(1)       32,500(1)            0            --
ING Baring Private Bank F/B/O
  Max Sonderegger ..............      195,000(1)      195,000(1)            0            --
A. Poot ........................      130,000(1)      130,000(1)            0            --
Fortis Bank Luxumbourg SA ......      325,000(1)      325,000(1)            0            --
Williams de Broe A/C Fund Invest      162,500(1)      162,500(1)            0            --
F. Steltenpool .................       32,500(1)       32,500(1)            0            --
Giovanni Trivella ..............      130,000(1)      130,000(1)            0            --
Gail Zimmerman as the Trustee
  under the Irrevocable Dee of
  Trustee for Gail Zimmerman
  and descendants ..............      195,000(1)      195,000(1)            0            --
View Far Management Limited ....    1,040,000(1)    1,040,000(1)            0            --
New Master Investments Limited .      116,667(1)      116,667(1)            0            --
Vernon International Limited ...      466,667(1)      466,667(1)            0            --
Advance Medicare Limited .......      933,333(1)      933,333(1)            0            --
John E. Haines .................      210,067         210,067               0            --
Stephen R. Ratzel ..............    1,420,000       1,420,000               0            --
J. David Richey ................    1,150,000       1,150,000               0            --
Charles P. Garrison, M.D .......      133,332         133,332               0            --
Fidelity National Bank as
  custodian F.B.O. Algle

  Brown, M.D. as SDIRA .........      133,332         133,332               0            --
A.C. Brown, M.D ................      219,668         219,668               0            --
Canyon Group, LLC ..............      133,333         133,333               0            --
Raymond James & Assoc. as
  custodian F.B.O. James E .....
  Cooke, M.D. as SDIRA .........       66,666          66,666               0            --
Myles S. Jordan, M.D ...........      319,999         319,999               0            --
James A. Mankin, Sr ............       26,666          26,666               0            --
First National Bank of Griffin
  Trustee FBO James A. Mankin,
  Jr. U/A dtd 4/29/91 ..........       26,666          26,666               0            --
Leonard E. Borg, Jr ............       80,000          80,000               0            --
Leonard E. Borg, Jr ............      133,334         133,334               0            --
Frank Sadler ...................       26,666          26,666               0            --
Dale L. McCord, M.D ............      133,332         133,332               0            --
Kenneth H. Crandall, Jr ........       26,668          26,668               0            --
Tony Jatcko ....................       80,000          80,000               0            --
David J. VanderBrook ...........       66,667          66,667               0            --
David J. Wendt .................       33,334          33,334               0            --
Anna V. Strachura ..............       50,000          50,000               0            --
Anita Sudduth Kiser ............       15,000          15,000               0            --
Ronald D. Moffitt ..............       30,000          30,000               0            --
Darrell A. Sudduth .............       75,000          75,000               0            --
Lucille Sudduth ................       20,000          20,000               0            --
Patrice E. Martin-Perkins ......        5,000           5,000               0            --
Summers U. Perkins .............       10,000          10,000               0            --
Barry Sudduth ..................       53,540          53,540               0            --
Robbie Scott ...................        9,000           9,000               0            --
Gregory Matthews ...............       41,838          41,838               0            --
Gerald M. Gordner II ...........        1,000           1,000               0            --
Dale Giloman ...................       15,000          15,000               0            --
Sam Panchal ....................       20,206          20,206               0            --
John Pelfer ....................       55,238          55,238               0            --
Michael F. Burrow ..............      100,240         100,240               0            --
Andrew T. Hopper ...............       13,540          13,540               0            --
William E. Price ...............       13,676          13,676               0            --
Andrew M. Quay .................       13,676          13,676               0            --
Mary Simmons ...................        1,232           1,232               0            --
James C. Tolar .................       20,240          20,240               0            --
Ga. Tech Research Corp. ........      588,238         588,238               0            --
MCG Research Institute .........      725,000         725,000               0            --
Richard L. Klass ...............      399,832(2)      399,832(2)            0            --
Mid Market Financial Group, LLC       792,222(2)      792,222(2)            0            --
Paul A. Bornstein ..............        4,500(2)        4,500(2)            0            --
Frantz-Lys Cajuste .............       31,843(2)       31,843(2)            0            --
Michael D. Flinn ...............       10,500(2)       10,500(2)            0            --
John Weldon ....................      101,572(2)      101,572(2)            0            --
Sands Brothers & Co., Ltd. .....      147,825(2)      147,825(2)            0            --
Derek Speirs ...................       22,928(2)       22,928(2)            0            --
London Court, LTD ..............        4,393(2)        4,393(2)            0            --
ING Baring Private Bank ........       37,500(2)       37,500(2)            0            --
Southern Territory Group, Ltd. .      141,215(2)      141,215(2)            0            --

Ragner U.G. Jongen .............        3,643(2)        3,643(2)            0            --
Charles Wang ...................        8,571(2)        8,571(2)            0            --
Euxenite Limited ...............        8,571(2)        8,571(2)            0            --
Swartz Equity ..................      425,000(2)      425,000(2)            0            --

(1) Represents shares of common stock issuable upon conversion of convertible debentures and upon the exercise of common stock purchase warrants issued in connection with the debt-financing.

(2) Includes shares of common stock issuable upon the exercise of common stock purchase warrants.

                                   AGREEMENTS

ACQUISITION OF YOUR GOOD HEALTH NETWORK, INC.

      Effective October 15, 1998, we issued 3,333,333 shares of restricted common stock valued at $2,500,000 ($.75 a share) for 100% of the outstanding stock of Your Good Health Network, Inc.

ACQUISITION OF CYBERCARE, INC.

      Effective September 1, 1999, we acquired 100% of the outstanding common stock of CyberCare, Inc. in exchange for 7,399,996 shares of our common stock valued at $1.12 per share. CyberCare also had outstanding warrants and options to be converted to Nine Hundred Thirty Five Thousand (935,000) shares of its common stock. These options and warrants were replaced with like warrants and options of our securities.

PRIVATE PLACEMENTS

      We entered into an agreement with Connecticut Capital Markets, LLC to act as placement agent offering to accredited investors up to 50 Units at a purchase price of $100,000 per Unit on a best efforts basis. Each Unit consisted of a convertible debenture in the principal amount of $100,000 accruing interest at 10 percent and a warrant to purchase 50,000 shares of the Company's common stock. We are required to make its first interest payment on September 30, 2000 and semi-annually thereafter at a rate of 10 percent with the debentures maturing on September 30, 2002. We may pay interest in shares of our common stock. The number of shares paid is determined by dividing the interest payment by the average closing bid price of our common stock on the twenty days prior to the interest accrual date.

      The debenture and any accrued interest may be initially convertible into our common stock at 80 percent of the closing bid price of our common stock on the date we receive the investors' subscription funds but in no event less than $1.00. If our common stock is listed on a national market and is trading at two times the then applicable conversion price for the 22 consecutive trading days during the 30 day period prior to conversion, then the we have the right to convert all or any portion of the debentures with any accrued interest into shares of our common stock at the applicable conversion price.

      We may also redeem the debentures with any accrued interest after providing 30 days notice to the debenture holders. If the average bid price of our common stock during any 22 consecutive trading days during the 30 day period prior to the redemption is less than two times the applicable conversion price, then as a protective incentive, the holders of the debenture will be entitled for a period of six months after such redemption to purchase additional nonregistered shares of our common stock at the conversion price in effect on the redemption date.

      Each unit includes a warrant which entitles the holder to purchase shares at 115% of the closing bid price of our common stock on date the we received the investors subscription funds. We have the right to redeem the warrants if we give the holder 30 days prior written notice and the average bid price of our common stock for 22 consecutive trading days exceeds two times the conversion price.

      Pursuant to a second agreement with Connecticut Capital Markets, LLC to act as a placement agent in a private placement during December 1999 and January 2000, we sold to ten qualified institutional buyers 28.65 units for an aggregate purchase price of $14,325,000. Each unit consisted of a $500,000 10% convertible debenture and 250,000 common stock purchase warrants. We issued to our placement agent warrants to purchase 613,930 shares of common stock, expiring March 2005, exercisable at $3.50 per share. The debentures mature February 28, 2003 and interest is payable on the debentures commencing March 1, 2001 and semi-annually thereafter at the rate of 10% per annum. The warrants expire March 1, 2005 and are exercisable at $4.20 per share. We are required to register for resale, prior to May 9, 2000, the shares of common stock issuable upon the conversion of the debentures, the exercise of the warrants, the shares issuable to the placement agent and the over-allotment id sold.

                              PLAN OF DISTRIBUTION

      The selling shareholders are free to offer and sell their common shares at such times, in such manner and at such prices as it may determine. The types of transactions in which the common shares are sold may include transactions in the Nasdaq SmallCap market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

      The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      Information as to whether underwriters who may be selected by the selling shareholders, or any other broker-dealer, are acting as principals or agents for the selling shareholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event that compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through that dealer or broker.

      We have advised the selling shareholders that during such times as they are engaged in a distribution of the shares, included herein, they are required to comply with Regulation M promulgated under the Securities and Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, and the affiliated purchasers and any broker, dealer or other person who participates in such distribution from bidding for or purchasing, or attending to induce any person to bid for purchasing a security, which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may effect the marketability of the common stock.

      The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

                            DESCRIPTION OF SECURITIES

GENERAL

      Our authorized capital stock consists of 200,000,000 shares of common stock, $.0025 par value, and 20,000,000 shares of Preferred Stock. As of January 30, 2000 there were approximately 47,689,539 shares of common stock issued and outstanding, and no shares of Preferred Stock are currently outstanding. The number of shares of common stock outstanding does not include shares of common stock that could be issued in connection with the potential acquisitions or upon conversation or exercise of stock options, debentures, and other derivative securities.

COMMON STOCK

      Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event of our liquidation, dissolution or winding-up, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provision. Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available therefor, subject to any dividend restrictions imposed by our creditors. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to such distribution, we would not be able to pay our debts as they become due in the normal course of business, or our total assets would be less than the minimum of our total liabilities. If we realize net profits in the future, our policy is likely to retain such earnings for the operation and expansion of our business.

PREFERRED STOCK

      Our Board of Directors is authorized (without any further action of the shareholders) to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends, if any, on the common stock. Also, holders of the preferred stock would normally be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to holders of common stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. The Board of Directors, without shareholder approval, may issue preferred stock with dividend, liquidation, redemption, voting and conversion rights which could adversely affect the holders of common stock.

OPTIONS AND WARRANTS

      As of January 30, 2000, options and warrants to purchase collectively 13,000,239 shares of common stock were outstanding.

CONVERTIBLE DEBENTURES

      As of January 30, 2000, $4,970,000 principal amount of debentures convertible into 4,113,087 shares of common stock were outstanding.

TRANSFER AND WARRANT AGENT AND REGISTRAR

      Our transfer agent and registrar for the common stock is Corporate Stock Transfer, Denver, Colorado.

                                  LEGAL MATTERS

      The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida.

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
                                     EXPERTS

      The financial statements included in this Prospectus and in the Registration Statement have been audited by Grant Thornton, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission             $ 93,587
Printing and Engraving..............................                 5,000
Legal Fees and Expenses.............................                20,000
Accounting Fees.....................................                10,000
Blue Sky Fees and Expenses..........................                  --

Total...............................................              $128,587


ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      Pursuant to our Articles of Incorporation, and as permitted by the Florida Business Corporation Act, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 16.   EXHIBITS.

      The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 17.   UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to

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
the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boynton Beach, State of Florida, on the date below.

DATED:   February 11, 2000          CYBER-CARE, INC.

                                    By: /s/ PAUL C. PERSHES
                                            Paul C. Pershes
                                            President and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                          TITLE                DATE

/s/ MICHAEL F. MORRELL              Chairman, Director,        February 11, 2000
Michael F. Morrell                  Chief Executive Officer

/s/ ARTHUR KOBRIN                   Senior Vice President      February 11, 2000
Arthur Kobrin                       of Financial Operations

/s/ LINDA MOORE                     Senior Vice President      February 11, 2000
Linda Moore                         and Secretary

/s/ JOHN HAINES                     Senior Vice President      February 11, 2000
John Haines                         and Director

/s/ LOUIS R. CAPECE                 Director                   February 11, 2000
Louis R. Capece

/s/ GLEN BARBER                     Director                   February 11, 2000
Glen Barber

/s/ TED ORLANDO                     Director                   February 11, 2000
Ted Orlando

/s/ DANA PUSATERI                   Director                   February 11, 2000
Dana Pusateri

/s/ TERRY LAZAR                     Director                   February 11, 2000
Terry Lazar

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
                             Registration Statement
                        Under The Securities Act of 1933

                                    EXHIBITS

                                CYBER-CARE, INC.
             (Exact name of registrant as specified in our charter)



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
                                  EXHIBIT INDEX

                                CYBER-CARE, INC.

      The following exhibits are included as part of this registration statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in this Exhibit Index mean CYBER-CARE, INC., a Florida corporation.

EXHIBIT
  NO.                      DOCUMENT                                      NO.
------                  --------------                                   ---

   2.1  Stock Exchange Agreement between Medical Industries of
        America, Inc. and CyberCare, Inc.                                (10)
   3.1  Amended and Restated Articles of Incorporation                    (1)
   3.2  Amended and Restated Bylaws                                       (1)
   3.3  Articles of Amendment to the Articles of Incorporation           (11)
   4.0  Instruments establishing rights of security holders
   4.1  Investment Agreement                                              (9)
   4.2  Registration Rights Agreement                                     (9)
   4.3  Escrow Agreement and Instructions                                 (9)
   4.4  Warrant to Purchase Common Stock of Medical Industries
        of America, Inc. ("N" Shares)                                     (9)
   4.5  Warrant to Purchase Common Stock of Medical Industries
        of America, Inc. ("425,000" Shares)                               (9)
   4.6  Letter to Corporate Stock Transfer                                (9)
   4.7  Agreement                                                         (9)
   4.8  Acknowledgement                                                   (9)
   5.0  Opinion re legality
   5.1  Legal opinion of Atlas, Pearlman, Attorneys at Law               (11)
  10.0  Material contracts
  10.1  Form of Indemnification Agreement between the Registrant
        and each of its directors and certain executive officers          (1)
  10.2  Form of agreement between the Company and its client
        hospitals                                                         (1)
  10.3  Master Lease Agreement, dated October 16, 1991, between
        the Registrant and Comdisco Medical Leasing Group, Inc.           (1)
  10.4  Agreement between the Registrant and Northwest Broward
        Invasive Cardiology Associates                                    (1)
  10.5  Promissory Note, dated December 9, 1992, executed by
        Joseph S. Zinns, M.D. and Marilyn Zinns in favor of Northern
        Trust Bank of Florida, N.A. (the "Bank"), Guaranty, dated
        December 9, 1992, executed by and between the Registrant and
        the Bank.                                                         (2)
  10.6  Financial Consulting Agreement                                    (1)
  10.7  Escrow Agreement, effective as of September 1, 1992, by and among the Company, Joseph S. Zinns, M.D., Marilyn Zinns,
        Milton Barbarosh and Broad and Cassel                             (1)
  10.8  Technomed, Inc. Share Exchange Agreement                          (3)
  10.9  Westmark Group Holdings, Inc. Agreement                           (4)
 10.10  Greenworld Technologies, Inc. Agreement                           (4)
 10.11  Employment Agreement - Harry Kobrin                               (4)
 10.12  Employment Agreement - Dawn M. Drella                             (4)
 10.13  Essential Care Share Exchange Agreement                           (4)

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
 10.14  Amendment to Essential Care Share Exchange Agreement              (4)
 10.15  Employment Agreement - Michael Morrell                            (5)
 10.16  Employment Agreement - Arthur Kobrin                              (6)
 10.17  Employment Agreement - Linda Moore                                (6)
 10.18  Share Exchange Agreement between MIOA Acquisition
        Company I, Inc. and Global Air Rescue, Inc.                       (7)
 10.19  Share Exchange Agreement between MIOA Acquisition
        Company I, Inc. and Global Air Charter, Inc.                      (7)
 10.20  Share Exchange Agreement between MIOA Acquisition
        Company I, Inc. and Clearwater Jet Center, Inc.                   (7)
 10.21  Agreement and Plan of Merger between Medical Industries of America, Inc., MIOA Acquisition Company V, Inc.,
        David S. Klein, M.D., P.C. and David S. Klein, M.D.               (8)
 10.22  Employment Agreement by and between Medical Industries
        of America, Inc. and John E. Haines                              (10)
 10.23  Amendment No. 1 to the Employment Agreement by and between
        Medical Industries of America, Inc. and John E. Haines           (10)
 10.24  Agreement of Purchase and Sale by and between HELP
        Innovations, Inc., HELP Innovations Acquisition Corp., Inc., Cyber-Care, Inc. and Linda L. Roman and Innovative Health
        of Kansas, Inc.                                                  (11)
 10.25  Agreement and Plan of Merger by and among Medical Industries of America, Inc., MIOA Acquisition Company IV, Inc., Your
        Good Health Network, Inc., and Dr. David Vastola, Dana Pusateri,
        Dr. Martin Santia, Juan Cocuy, Irma Espinoza, Randy Davis,
        Elaine Callendrillo, Lydia Torregrosa-Greber, Richard Hoffman
        and Eric Conn                                                    (11)
 23.2   Consent of Atlas, Pearlman, Attorneys at Law (included in
        Exhibit 5.1)                                                     (11)
 23.3   Consent of Grant Thornton, Certified Public Accountants          (11)


(1) Incorporated by reference from the Exhibit with the same reference number in the Company's Registration Statement.
(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992.
(3) Previously filed as an exhibit to the Company's Form 8-K dated August 23, 1995.
(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(5) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.
(6) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
(7) Previously filed as an exhibit to the Company's Form 8-K dated January 6, 1998.
(8)         Previously filed as an exhibit to the Company's Form 8-K dated
            August 6, 1998.
(9) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 filed on November 30, 1999.
(10)        Previously filed as an exhibit to the Company's Form 8-K dated
            July 15, 1999.
(11)        Filed herewith.
(12)        To be filed.

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